Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is entered into by and between Lipid Sciences, Inc., a Delaware corporation (the “Company”), and Marc Bellotti (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and may individually be referred to as a “Party.”

RECITALS

     WHEREAS, the Company and Executive are currently parties to the Employment Agreement, dated as of July 2, 2001 (the “Existing Employment Agreement”), which governs the terms and conditions of Executive’s compensation and employment relationship with the Company, including the severance benefits to which Executive would be entitled in the event the Company were to terminate Executive’s employment without cause; and

     WHEREAS, the Company is cognizant of the attendant distractions resulting from Executive having to seek subsequent employment on short notice in the event Executive’s employment were terminated without cause; and

     WHEREAS, the Company desires to allay the concerns of Executive that are articulated in the foregoing recital by providing an extended period during which Executive would be entitled to severance benefits in the event Executive’s employment were terminated without cause; and

     WHEREAS, the Company now deems it appropriate and in the best interests of the Company to amend and restate the Existing Employment Agreement in its entirety to (i) increase the period during which Executive is entitled to receive severance benefits in the event Executive’s employment is terminated without cause and (ii) modify other terms and conditions to reflect the current provisions governing Executive’s employment relationship with the Company and to clarify certain other provisions in this Agreement; and

     WHEREAS, Executive desires to be in the employ of the Company on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Parties desire that this Agreement replace and supersede in its entirety the Existing Employment Agreement.

AGREEMENT

     1.       EMPLOYMENT.

          1.1       The Company will employ Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, commencing effective as of July 1, 2003 (the “Effective Date”), and continuing until the third anniversary of the Effective Date (the “Initial Term”); provided, however, that immediately prior to the expiration of the Initial Term, and on each anniversary thereafter (the date immediately prior to expiration of the Initial Term and each subsequent anniversary, a “Renewal Date”), the term of Executive’s employment under this Agreement will be extended until the following subsequent anniversary unless either party elects not to renew this Agreement by serving notice of such intention not to renew on the other party at least ninety days prior to the expiration of a Renewal Date (the period commencing on the Effective Date and ending on expiration of the Initial Term or such later date to which the term of the Employee’s employment under this Agreement will have been extended, the “Term”).

          1.2       Executive will serve as Vice President, Research and Development of the Company. Executive will report to the President and Chief Executive Officer of the Company (the “CEO”).

          1.3       Executive will do and diligently perform all services, acts or things necessary or advisable to carry out the duties normally accorded to Executive’s position; provided, however, that at all times during the Term (as hereinafter defined) Executive will be subject to the direction of the CEO.

          1.4       Executive’s place of employment will be at the office of the Company located in Pleasanton, California, but Executive agrees to travel to the extent and to the places necessary for the performance of his duties to the Company.

     2.       LOYAL AND CONSCIENTIOUS PERFORMANCE. During his employment by the Company, Executive will devote his full business employment, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. During the Term, Executive may not, directly or indirectly, render services to any other person or organization for which Executive receives compensation without the prior written approval of the President & CEO of the Company. Executive hereby agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.

     3.       COMPENSATION OF EXECUTIVE.

          3.1       The Company will pay Executive a salary of two hundred, thirty-two thousand, four hundred and fifteen dollars ($232,415) per year (the “Base Salary”), payable in accordance with the Company’s payroll practices as are in effect from time to time. The Base Salary will be prorated for any partial year of employment on the basis of a 365-day fiscal year.

          3.2       The Base Salary may be changed from time to time by mutual agreement of Executive, the CEO and the Board.

          3.3       All of Executive’s compensation is subject to customary withholding taxes and any other employment taxes as are required to be collected or withheld by the Company.

          3.4       In the discretion of the Board and in accordance with Company practices as are in effect from time to time, Executive will be entitled to participate in employee benefit plans or arrangements made available by the Company now or in the future to its executives and key management employees.

          3.5       Executive’s performance will be reviewed by the CEO on a periodic basis (not less than once each fiscal year). The CEO, with approval of the Board, may, in their sole discretion, award bonuses to Executive as may be appropriate or desirable based on Executive’s performance.

          3.6       Executive is entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services for the Company, including expenses related to travel, entertainment, parking, and business meetings upon prompt submission of receipts documenting the expenses and consistent with the Company’s reimbursement policies as are in effect from time to time.

     4.       TERMINATION. Subject to the notice and other provisions of this Section 4, the Company will have the right to terminate Executive’s employment hereunder, and Executive will have the right to resign, at any time for any reason or for no stated reason.

          4.1 (i) If prior to the expiration of the Term, Executive’s employment is terminated by the Company for “Good Cause” (as hereinafter defined) or if Executive resigns from his employment hereunder for any reason, Executive will be entitled to payment of (A) his Base Salary accrued up to and including the date of termination or resignation, and (B) any unreimbursed expenses. Except to the extent required by the terms of the benefits provided under Section 3.4 or applicable law, Executive has no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment.

               (ii) Termination for “Good Cause” means the Company’s termination of Executive’s employment because of Executive’s: (A) conviction of any felony or any crime involving fraud or dishonesty; (B) participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of material misconduct against the Company; (C) violation of any fiduciary duty or duty of loyalty owed to the Company; (D) breach in any material respect of any contract between Executive and the Company, including, without limitation, this Agreement and the Employee Confidential Information and Inventions Agreement and Confidential Disclosure Agreement (as hereinafter defined); and (E) repeated violation of any material Company policy.

               (iii) Termination of Executive’s employment for Good Cause will be communicated by delivery to Executive of a written notice from the Company stating that Executive will be terminated for Good Cause, specifying the particulars thereof and the effective date of such termination. In the cases of Sections 4.1(ii)(C), 4(ii)(D) and 4(ii)(E), the Executive shall have thirty (30) business days from the date of receipt of such notice to effect a cure of the actions constituting Good Cause, or to effect a cure of the adverse effect such actions, but only in circumstances where such cure or correction is feasible. Upon cure or correction thereof by the Executive to the reasonable satisfaction of the Company, the action shall no longer constitute Cause for purposes of this Agreement. The date of a resignation by Executive will be the date specified in a written notice of resignation from Executive to the Company. Executive will provide at least 30 days’ advance written notice of his resignation.

          4.2 (i) If, prior to the expiration of the Term, the Company terminates Executive’s employment for any reason other than “Good Cause” or Disability (such termination being hereinafter referred to as a “Termination Without Cause”), Executive will be entitled to (i) payment of his Base Salary accrued up to and including the date of such Termination Without Cause, (ii) payment of any unreimbursed expenses, and (iii) severance, subject to both Executive’s execution and delivery of a release in the form then deemed appropriate by the Company, and, if requested by the Company at the time of the termination, the Executive’s agreement to provide consulting services during the Severance Period (as hereinafter defined) for no additional compensation, of (A) continuation of the Base Salary, at the rate in effect on the date of the Termination Without Cause, for a period of 12 months commencing on the date next following the date of the Termination Without Cause (the “Severance Period”); provided, however, that if Executive obtains new employment during the Severance Period, severance amounts due under this Agreement will be offset by any amounts paid to Executive by the subsequent employer, and (B) continued participation on the same terms and conditions as are in effect immediately prior to the Termination Without Cause in the Company’s retirement, Section 125, health and welfare benefit plans provided to the Employee at the time of such Termination Without Cause through the expiration of the Severance Period, or until Executive becomes eligible to participate in a subsequent employer’s benefit plan, whichever occurs first. Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue to maintain during the Severance Period any plan, program or level of benefits solely as a result of the provisions of this Agreement.

               (ii) The date of the Termination Without Cause will be the date specified in a written notice of termination to Executive. The Company will provide at least 30 days advance written notice of the Termination Without Cause.

          4.3       In the event of Executive’s Disability, the Company will be entitled to terminate Executive’s employment. In the case that the Company terminates Executive’s employment due to Disability, Executive will be entitled to his Base Salary up to and including the date of termination as well as any unpaid expense reimbursements. As used in this Section 4.3, the term “Disability” means the Company’s determination that due to physical or mental illness or incapacity, whether total or partial, Executive is substantially unable to perform his duties hereunder for a period of 90 consecutive days or shorter periods aggregating 90 days during any period of 180 consecutive days.

          4.4       Except as provided in this Section 4.4, no Base Salary or benefits shall be payable under this Agreement following the date of Executive’s death. In the event of Executive’s death, any Base Salary earned by Executive up to the date of death, as well as any unreimbursed expenses, will be paid to Executive’s estate or Executive’s named beneficiary within a reasonable period following his death.

     5.       CONFIDENTIAL INFORMATION; INVENTIONS; NONSOLICITATION.

          5.1       Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is neither old nor generally known in the trade, and which gives the Company an advantage over its competitors that do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company; provided, however, that Executive may disclose Confidential Information in the best interest of the Company with properly executed Company confidentiality or secrecy agreements with a third party. Executive agrees to abide by his continuing obligations under both the Employee Confidential Information and Inventions Agreement and the Confidential Disclosure Agreement, both dated as of July 6, 2000, between Executive and the Company, attached to the Existing Employment Agreement (the “Confidential Information Agreements”).

          5.2       While Executive is employed by the Company and for one (1) year thereafter, in order to protect the Confidential Information and the Company’s proprietary information from unauthorized use, Executive may not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

     6.       SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, or consolidation) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     7.       ASSIGNMENT AND BINDING EFFECT. This Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, executors, personal representatives, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement are assignable by Executive. This Agreement is binding on and inures to the benefit of the Company and its successors, assigns and legal representatives.

     8.       NO OTHER SEVERANCE BENEFITS. Except as specifically set forth in this Agreement, Executive covenants and agrees that he will not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under the Company’s regular severance policies, if any, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein. In consideration for the Company’s payment of the severance benefits set forth in this Agreement, Executive agrees to execute a Separation and Release Agreement which waives Executive’s right to file a lawsuit alleging breach of contract, discrimination and any tort claims.

     9.       NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement will be given in writing and will be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, and if mailed to the Company, will be addressed to its principal place of business, and if mailed to Executive, will be addressed to him at his last known address on the records of the Company, or at such other address or addresses as either Party may hereinafter designate in writing to the other Party. Notices sent by FedEx or similar overnight delivery service or by facsimile transmission will also constitute notice under this Section 9, effective upon receipt thereof.

     10.       CHOICE OF LAW. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws provision thereof.

     11.       INTEGRATION. This Agreement and the Confidential Information Agreements contain the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement and the Confidential Information Agreements, respectively, and supersede all prior oral and written employment agreements or arrangements between the Parties, including, without limitation, the Existing Employment Agreement except with respect to the obligations relating to the Confidential Information Agreements.

     12.       AMENDMENT. This Agreement may not be amended or modified except by a written agreement signed by Executive and the Company.

     13.       WAIVER. No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

     14.       SEVERABILITY. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement will not render any other provision of this Agreement unenforceable, invalid or illegal. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

     15.       INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and will not be used in interpreting this Agreement. Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the party primarily responsible for drafting this Agreement will not be employed in the interpretation of this Agreement.

     16.       REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that, to the best of Executive’s knowledge, he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

     17.       COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together will constitute one and the same instrument.

     18.       ARBITRATION. If any dispute arises regarding the application, interpretation, or enforcement of this Agreement, including fraud in the inducement, the dispute will be resolved by final and binding arbitration before one arbitrator at the Judicial Arbitration and Mediation Service in Pleasanton, California. The decision of the arbitrator will be written, will state the essential findings and conclusions on which the award is based, and will be final and may not be appealed by either of the Parties. Each Party will have a reasonable opportunity to conduct adequate discovery and Executive will not be required to bear any type of expense that Executive would not be required to bear if Executive were bringing a civil lawsuit in place of arbitration.

     19.       ATTORNEYS’ FEES AND COSTS. The prevailing party in any dispute arising out of this Agreement will be entitled to reimbursement by the losing party of all of its or his attorneys’ fees and costs including, but not limited to, arbitrator’s fees and expert’s fees.

     20.       SURVIVAL. The provisions of Section 5 (including the provisions of the Confidential Agreements) shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LIPID SCIENCES, INC.
By:	/s/ S. Lewis Meyer, Ph.D.
S. Lewis Meyer, Ph.D.
President and Chief Executive Officer

/s/ Marc Bellotti
Marc Bellotti